SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 28, 2004

ARTHROCARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-027422	94-3180312
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

680 Vaqueros Avenue

Sunnyvale, California 94085

(Address of principal executive offices, including zip code)

(408) 736-0224

(Registrant’s telephone number, including area code)

Item 2:	Acquisition or Disposition of Assets.

On January 28, 2004, ArthroCare Corporation, a Delaware corporation (“ArthroCare”) completed its acquisition of Medical Device Alliance Inc., a Nevada corporation (the “Company”) pursuant to an Agreement and Plan of Merger, dated as of October 23, 2003, and as amended January 5, 2004 (collectively, the “Merger Agreement”), by and among ArthroCare, the Company and Alpha Merger Sub Corporation, a Nevada corporation and wholly-owned subsidiary of ArthroCare (“Merger Sub”), which is attached hereto as Exhibit 2.1 and incorporated by reference herein. Pursuant to the Merger Agreement, Merger Sub was merged with and into the Company, with the separate corporate existence of Merger Sub ceasing and the Company continuing as the surviving corporation and wholly-owned subsidiary of ArthroCare (the “Merger”).

As a result of the Merger, (i) each share of Company Series B Preferred Stock issued and outstanding prior to the Effective Time (as defined in the Merger Agreement) was automatically converted into the right to receive $7.50 per share in cash, plus one contingent value right, which represents the right to receive certain payments relating to net revenue on the sale of certain of the Company’s products during the 2005 calendar year (each, a “Preferred Stock Contingent Value Right”) and (ii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time was automatically converted into the right to receive approximately $2.69 per share in cash, plus one contingent value right per common share, which represents the right to receive certain payments relating to cash held by the Company as of the Effective Time, net revenue on the sale of certain of the Company’s products during the 2005 calendar year (each, a “Common Stock Contingent Value Right”). The Common Stock Contingent Value Rights and Preferred Stock Contingent Value Rights are further described in the Contingent Value Rights Agreement, dated as of January 28, 2004, by and among the Company, ArthroCare, Merger Sub, Wells Fargo Bank, N.A. as the Rights Agent, and Frank Bumstead as the Stockholders’ Agent (the “CVR Agreement”), which is attached hereto as Exhibit 2.2 and incorporated by reference herein. In addition, all holders of options to purchase shares of Company Common Stock with an exercise price less than $3.53 per share (“Company Options”) or options to purchase shares of Parallax Medical, Inc., a Delaware corporation and majority-owned subsidiary of the Company (“Parallax”) Common Stock (“Parallax Options”) cancelled their options in exchange for the right to receive specified payments by ArthroCare as more fully set forth in the Merger Agreement. All holders of options to purchase shares of Company Common Stock with an exercise price greater than or equal to $3.53 per share cancelled their options and did not receive any payments under the Merger Agreement. Pursuant to the Merger Agreement, the holders of Company Common Stock, Company Preferred Stock, Company Options, Parallax Options and outstanding shares of Parallax Common Stock not held by the Company are entitled to receive an aggregate of $24.2 million in cash (the “Initial Cash Payment”), which represents a cash purchase price of $28.0 million less certain holdbacks aggregating $3.8 million, as more fully set forth in the Merger Agreement and the Contingent Value Rights Agreement.

The above description of the terms of the Merger Agreement and the CVR Agreement is qualified in its entirety by reference to Exhibits 2.1 and 2.2.

The purchase price for the Company was determined through arms-length negotiation between ArthroCare and the Company. The funds used to make the Initial Cash Payment were provided in part from a borrowing made in the ordinary course of business from banks (as defined in Section 3(a)(6) of the Securities and Exchange Act of 1934 (the “Act”)) and in part from ArthroCare’s cash reserves. The identities of such banks have been omitted from this Current Report in accordance with Section 13(d)(1)(B) of the Act, and have been filed separately with the Securities and Exchange Commission. Prior to the execution of the Merger Agreement, neither ArthroCare nor any of its affiliates, nor any director or officer of ArthroCare or any associate of any such director or officer, had any material relationship with the Company.

The Company, through Parallax, offers a line of products used for the treatment of pain resulting from fractures of the spine due to medical conditions such as osteoporosis. ArthroCare currently intends to continue to use the tangible assets of the Company and its subsidiaries substantially in the same manner in which they were used by the Company immediately prior to the Merger.

Item 7:	Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements of Business Acquired.

All required financial statements with respect to the Company will be filed by amendment pursuant to Item 7(a)(4) within 60 days from the date on which this report is required to be filed.

(b) Pro Forma Financial Information.

All required pro forma financial information with respect to the Company will be filed by amendment pursuant to Item 7(b)(2) within 60 days from the date on which this report is required to be filed.

(c) Exhibits.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of October 23, 2003, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of January 5, 2004, by and among ArthroCare Corporation, Alpha Merger Sub Corporation and Medical Device Alliance Inc.

2.2	Contingent Value Rights Agreement, dated as of January 28, 2004, by and among ArthroCare Corporation, Alpha Merger Sub Corporation, Medical Device Alliance Inc., Wells Fargo Bank, N.A. and Frank Bumstead.

*	The exhibits and schedules to the Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. ArthroCare will furnish copies of any of the exhibits and schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTHROCARE CORPORATION

Date: February 11, 2004	By:	/s/ MICHAEL A. BAKER

Michael A. Baker President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of October 23, 2003, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of January 5, 2004, by and among ArthroCare Corporation, Alpha Merger Sub Corporation and Medical Device Alliance Inc.

2.2	Contingent Value Rights Agreement, dated as of January 28, 2004, by and among ArthroCare Corporation, Alpha Merger Sub Corporation, Medical Device Alliance Inc., Wells Fargo Bank, N.A. and Frank Bumstead.

*	The exhibits and schedules to the Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. ArthroCare will furnish copies of any of the exhibits and schedules to the Securities and Exchange Commission upon request.

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